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                                                                      Exhibit 14





                      CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Combined Prospectus/Proxy Statement and the Statement of Additional Information, constituting parts of this Registration Statement on Form N-14, of our report dated April 11, 1995 relating to the financial statements, including the financial highlights, appearing in the February 28, 1995 Annual Report to Shareholders of SEI International Trust, which is also incorporated by reference into the Registration Statement. We also consent to the reference to us under the headings "Financial Highlights", "Additional Information" and "Financial Statements and Experts" in the Combined Prospectus/Proxy Statement and "Financial Statements" in the Statement of Additional Information.




/s/ Price Waterhouse LLP
PRICE WATERHOUSE LLP


Philadelphia, PA
December 22, 1995